Calculation of Filing Fee Tables
S-8
MICROCHIP TECHNOLOGY INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	537,763	$ 66.55	$ 35,788,127.65	0.0001531	$ 5,479.16
Total Offering Amounts:						$ 35,788,127.65		$ 5,479.16
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,479.16
Offering Note
[1]	Pursuant to Rule 416(a) of Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Microchip Technology Incorporated 1994 International Employee Stock Purchase Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrants outstanding shares of common stock. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering per share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices per common share of the Registrant as reported by The Nasdaq Stock Market on August 6, 2025, which date is within five business days prior to filing this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A